Exhibit 99.2

Hot Topic, Inc. Welcomes Terri Funk Graham to Its Board of Directors

Board Authorizes $15 Million Stock Repurchase

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--June 6, 2012--Hot Topic, Inc. (Nasdaq Global Select Market: HOTT) announced today that it welcomed the election of Terri Funk Graham to its board of directors at its annual meeting of shareholders held on June 5, 2012.

Ms. Graham is Senior Vice President and Chief Marketing Officer at Jack in the Box Inc., a publicly-traded restaurant company that operates and franchises Jack in the Box® and Qdoba Mexican Grill® restaurants. Ms. Graham has held this position at Jack in the Box® since September, 2007; she joined the company in 1990 and has also served as Vice President of Marketing and Vice President of Brand Communications and Regional Marketing.

“Jack in the Box® is broadly lauded for the impact of its edgy marketing campaigns that marry digital and traditional tactics to reach young consumers – which are created under Ms. Graham’s direction,” said Lisa Harper, Chairman of the Board and CEO of Hot Topic, Inc. “Ms. Graham’s extensive experience in consumer branding, marketing, and media will be extraordinarily valuable as we continue to develop and market our brands to young consumers.”

The company also announced its board of directors authorized the company to repurchase up to $15 million of the company’s common stock. Repurchases will be made in accordance with applicable securities laws from time to time in open market or private transactions, depending on market conditions, and may be discontinued at any time. There can be no assurances as to the number of shares the company will repurchase, if any.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for young plus-size women. As of April 28, 2012, the company operated 624 Hot Topic stores in all 50 states, Puerto Rico and Canada, 164 Torrid stores, and Internet stores hottopic.com and torrid.com.

CONTACT:
Hot Topic, Inc.
Investor Contacts:
Jim McGinty, CFO, 626-839-4681 x2675
George Wehlitz, VP Finance, 626-839-4681 x2174
or
Media Contact:
Jennifer Vides, 626-839-4681 x2970